Exhibit 10.9

Summary Description of
Named Executive Officer Compensation

On December 14, 2011, the Management and Compensation Committee of the Board of Directors of TETRA Technologies, Inc., which is responsible for compensation decisions relating to named executive officers of Compressco Partners GP Inc., approved the following increases in annual base salary levels for certain of the officers who are identified as named executive officers in this Annual Report on Form 10-K:

Named Executive Officer	Title	Prior Base Salary	Increased Base Salary	Increase Effective Date
Ronald J. Foster	President	$250,000	$275,000	1/2/2012
Kevin W. Book	Vice President of International Operations	$200,550	$205,000	1/28/2012
Larry W. Brickman	Vice President of Field Services	$150,000	$163,000	1/2/2012

Each of the above named executive officers has entered into an employment agreement in a form substantially identical to the form of agreement executed by all employees of Compressco Partners GP Inc. Each agreement evidences the at-will nature of employment and does not set forth or guarantee the term of employment, salary, or other incentives, all of which are entirely at the discretion of the Board of Directors of Compressco Partners GP Inc. or the Management and Compensation Committee of the Board of Directors of TETRA Technologies, Inc. Each named executive officer is eligible to participate in incentive programs generally available to salaried employees of Compressco Partners GP Inc., including health, life, disability and other insurance and benefits, 401(k) Plan, Nonqualified Deferred Compensation Plan, and vacation, paid sick leave, and other employee benefits.